Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: February 10, 2014	Financial Media

Otter Tail Corporation Reports Strong Fourth Quarter and 2013 Financial Results Provides 2014 Earnings Guidance of $1.55 to $1.75 a Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2013.

2013 Summary:

●	Consolidated net income from continuing operations increased to $50.2 million, or $1.37 per diluted share, from $39.0 million, or $1.05 per diluted share, in 2012.

●
Diluted earnings per share (EPS) from continuing operations on a non-GAAP basis1 were $1.54 compared with $1.31 for 2012, an 18% improvement year over year. Non-GAAP based earnings exclude net-of-tax costs of $6.2 million in 2013 and $9.3 million in 2012 related to early retirements of debt.

●	Consolidated revenues increased 4% to $893.3 million compared with $859.2 million in 2012.

●	Consolidated operating income increased 18% to $96.9 million compared with $82.0 million in 2012.

●	Consolidated net income totaled $50.9 million, or $1.39 per diluted share, compared with a consolidated net loss of $5.3 million, or ($0.17) per diluted share for 2012.

●	Fourth quarter diluted EPS from continuing operations were $0.35 compared with $0.47 for the fourth quarter of 2012.

●
Fourth quarter diluted EPS from continuing operations were $0.52 on a non-GAAP basis compared with $0.47 for the fourth quarter of 2012.  Non-GAAP results for the fourth quarter of 2013 exclude the effect of early debt retirement costs of $6.2 million.

●
On February 3, 2014 the corporation’s Board of Directors increased the quarterly common stock dividend to $0.3025 per share, an indicated annual dividend rate of $1.21 per share or $0.02 per share increase over the 2013 rate. The dividend is payable on March 10, 2014 to shareholders of record on February 14, 2014.

●	The corporation expects 2014 EPS from continuing operations to be in a range of $1.55 to $1.75.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that adjusting for certain one-time costs, such as debt prepayment premiums and presenting results on the basis of the expected future classification of continuing and discontinued operations will assist investors in making an evaluation of our performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.

1

CEO Overview
“Otter Tail Corporation posted strong financial results in the fourth quarter, with revenues up 10% and operating income up 19%. Moreover, this quarter coupled with our performance throughout 2013 resulted in a breakout year for Otter Tail Corporation. Disciplined execution of our strategy produced strong results both at Otter Tail Power Company and at the Varistar manufacturing and infrastructure companies and put us in a solid position for 2014,” said Otter Tail Corporation President and CEO Jim McIntyre.

“Otter Tail Power Company continued to invest in environmental upgrades at its power plants and in regional transmission projects with other utilities. Construction of a new air-quality control system at Big Stone Plant was more than 25% complete at year-end with a stellar safety record and an 18% lower cost estimate compared with its original budget. Environmental cost recovery riders approved in Minnesota and North Dakota in December 2013 and implemented in January 2014 allow for Otter Tail Power Company to earn a return on funds invested in the project while it is under construction. Investment with other utilities in three CapX2020 transmission projects and two 345-kv projects deemed ‘multi-value projects,’ or MVPs, by the Midcontinent Independent System Operator (MISO) also are generating growth in our Electric segment.

“I am particularly pleased to report that all six Varistar manufacturing and infrastructure companies were profitable in 2013. The PVC pipe companies experienced their fourth best year in terms of net income. Foley dramatically improved margins by bidding and managing construction projects in more profitable industrial and commercial sectors. Aevenia’s strong second half results offset impacts of adverse weather and project challenges in the first half of the year. And BTD Manufacturing and T.O. Plastics demonstrated strength in a still challenging market. I believe we have established a solid core of manufacturing competencies that will play an important role in our future.

“We also lowered our debt burden when we retired $48 million of debt in November 2013. This action improved our capital structure and better matched our balance sheet with our existing businesses following recent divestitures.

“These successes and actions validate our overarching strategy to enhance our financial stability, lower our risk profile, focus on operational excellence, and grow more predictably. Executing on that strategy in 2013 led us to earnings per share from continuing operations of $1.54 on a non-GAAP basis, excluding costs related to the early retirement of debt. That is an 18% improvement over the comparable $1.31 non-GAAP based earnings per share in 2012. In 2014 we see opportunity for further improvement in operational results at both platforms.

“Based on the strengths of our performance in 2013 and our outlook for 2014, the Board of Directors increased our indicated annualized dividend rate from $1.19 to $1.21 per common share. This further indicates the confidence in our ability to produce earnings to support the announced dividend while expecting to grow earnings at an average annual growth rate of 4% to 7%.”

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2013 Earnings from Continuing Operations Exceeded Expectations
The following table sets forth actual results against the corporation’s most recent forecast for 2013 on a GAAP basis, and also shows 2013 and 2012 results on a non-GAAP basis, reflecting the effects of the early retirements of debt in 2013 and 2012.

2013 Earnings Per Share Guidance Range December 2, 2013			2013 Earnings Per Share	2012 Earnings Per Share	4Q 2013 Earnings Per Share	4Q 2012 Earnings Per Share
	Low	High
Electric	$1.02	$1.04	$1.05	$1.06	$0.38	$0.33
Manufacturing	$0.30	$0.33	$0.32	$0.29	$0.09	$0.08
Plastics	$0.35	$0.37	$0.38	$0.39	$0.07	$0.09
Construction	$0.03	$0.05	$0.04	($0.21)	$0.02	($0.01)
Corporate – Recurring Costs	($0.32)	($0.29)	($0.25)	($0.22)	($0.04)	($0.02)
Subtotal – Non-GAAP Basis1	$1.38	$1.50	$1.54	$1.31	$0.52	$0.47
Corporate – Loss on Debt Extinguishment	($0.17)	($0.17)	($0.17)	($0.22)	($0.17)
Corporate – Interest on Debt Related to Discontinued Operations				($0.04)
Total – Continuing Operations - GAAP Basis	$1.21	$1.33	$1.37	$1.05	$0.35	$0.47
1 In November 2013 the corporation retired early $47.7 million of its previously outstanding $100 million 9.000% Notes due December 15, 2016 from available cash. In July 2012 the corporation retired early its $50 million, 8.89% Senior Unsecured Note due November 30, 2017 from proceeds generated in connection with the divestiture of DMI. Generally Accepted Accounting Principles require that in order for debt retirement premiums and related interest expense to be reported as discontinued operations, a company must be required by the lender to repay the related debt as a result of the disposition. Although the corporation was not legally obligated to repay the aforementioned $50 million note, management believes it is appropriate to associate the 2012 debt prepayment premium and interest expense with its discontinued operations to provide a better indication of future earnings.

Cash Flow from Operations and Liquidity
The corporation’s consolidated cash flow from continuing operations in 2013 was $150.6 million compared with $169.0 million in 2012. The corporation’s consolidated cash used by discontinued operations in 2013 was $2.5 million, compared with cash provided by discontinued operations of $64.6 million in 2012. The corporation used funds on hand in November 2013 to retire early $47.7 million of its previously outstanding $100 million 9.000% Notes due December 15, 2016. This early retirement reduced the corporation’s long-term debt outstanding and lowered its cost of capital, strengthened its consolidated capital structure and will have a positive effect on future years’ earnings by lowering interest costs by $4.3 million in both 2014 and 2015 and $4.1 million in 2016.

The following table presents the status of the corporation’s lines of credit as of December 31, 2013:

(in thousands)	Line Limit	In Use On December 31, 2013	Restricted due to Outstanding Letters of Credit	Available on December 31, 2013
Otter Tail Corporation Credit Agreement	$150,000	$--	$659	$149,341
Otter Tail Power Company Credit Agreement	170,000	51,195	1,830	116,975
Total	$320,000	$51,195	$2,489	$266,316

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2013 Segment Performance Summary
Electric
Electric revenues and net income were $373.5 million and $38.2 million, respectively, compared with $350.8 million and $38.3 million for 2012.

The following table shows Degree Days for the electric utility business as a percent of normal:

	Year ended December 31,		Three Months ended December 31,
	2013	2012	2013	2012
Heating Degree Days	114.9%	83.9%	119.7%	103.5%
Cooling Degree Days	113.7%	141.2%	—	—

Retail electric revenues increased $20.2 million as a result of:
●	a $6.6 million increase in revenues due to significantly colder weather in 2013 compared to 2012, which drove a 5.8% increase in retail kwh sales,

●
a $7.0 million increase in retail revenue related to increases in fuel clause adjustment revenues and fuel and purchased power costs recovered in base rates, which was driven by increased kwh generation to meet higher retail demand and by higher prices for purchased power,

●	a $2.8 million increase in transmission cost recovery rider revenues resulting from increased investment in transmission lines,

●
a $2.3 million increase in environmental cost recovery revenues related to earning a return in North Dakota on funds invested in the construction of a new air quality control system at Big Stone Plant, and

●	a $1.5 million increase in conservation improvement program recovered costs and incentives earned.

Wholesale electric revenues from company-owned generation increased $1.9 million, despite a 1.1% decline in wholesale kwh sales, due to a 15.9% increase in the average wholesale price per kwh sold, which was driven by higher natural gas prices and increased wholesale market demand resulting from colder weather in 2013.

Net revenue from energy trading activities, including net mark-to-market gains on forward energy contracts, increased $0.2 million mainly as a result of an increase in unrealized mark-to-market gains on open energy contracts scheduled to settle in January and February of 2014.

Other electric operating revenues increased $0.5 million between the years, reflecting a $2.6 million increase in   MISO tariff revenues related to increasing investments in regional transmission projects, mainly CapX2020 projects, offset by a $2.2 million reduction in revenue from shared use of transmission facilities with other regional transmission providers.

The $5.0 million increase in production fuel costs resulted from a 10.8% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 3.0% reduction in the cost of fuel per kwh generated. The increase in kwh generation was facilitated by improved availability of all of Otter Tail Power Company’s steam-powered generation units in 2013. The increase in generation was dedicated entirely to serving increased demand from Otter Tail Power Company’s retail customers driven by colder weather in 2013. The cost of purchased power to serve retail customers increased $2.8 million, despite a 2.1% decrease in kwhs purchased, due to an 8.0% increase in costs per kwh purchased driven by increased demand and higher fuel prices for natural-gas fired generation.

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Electric operating and maintenance expenses increased $12.3 million as a result of:

●	a $4.0 million increase in MISO transmission tariff charges related to increasing investments in regional CapX2020 and MISO-designated MVPs,

●	a $2.9 million increase in corporate costs allocated to the Electric segment due, in part, to changes in allocation factors resulting from the corporation's recent divestitures,

●
a $2.5 million increase in labor and benefit expenses due to increases in salaries and wages, a reduction in capitalized labor in 2013 compared with 2012, and an increase in pension benefit costs resulting from a reduction in the discount rate related to projected benefit obligations,

●	a $0.8 million increase in transportation costs related to higher gasoline prices and a reduction in capitalized transportation expenses in 2013,

●
a $0.7 million discount on Otter Tail Power Company's investment in abandoned transmission plant that was transferred in 2013 from construction work in progress to a regulatory asset account for future recovery,

●	a $0.4 million increase in conservation improvement program costs, and

●	$1.0 million total increased expenditures for insurance, outside services, vegetative maintenance, power plant water supply and bad debt expense in 2013.

Electric segment depreciation expense increased $1.1 million mainly as a result of CapX2020 transmission lines being placed in service in 2013. Property taxes increased $0.6 million due to higher property value assessments in Minnesota and South Dakota.

Manufacturing
Manufacturing revenues and net income were $205.0 million and $11.5 million, respectively, compared with $209.0 million and $10.7 million for 2012.

●
At BTD, revenues decreased $1.7 million as a result of lower sales volume due to reduced demand from customers in end markets serving the construction and energy industries, partially offset by increased sales to customers in end markets serving the recreational equipment and agricultural industries. A $0.6 million increase in net income at BTD reflects: (1) a slight decline in gross margins due to lower sales volumes and increases in labor costs due to a ramp up in hiring personnel in anticipation of larger sales volumes expected in 2014, offset by (2) lower income taxes as a result of recording $0.5 million in research and development (R&D) tax credits in conjunction with the filing of the corporation’s 2012 extended federal tax return and recording an additional $0.5 million in R&D tax credits related to 2013. The R&D tax credit expired at the end of 2011 and had not been extended as of December 31, 2012. The American Taxpayer Relief Act of 2012, signed into law on January 2, 2013, extended the credits retroactively to the beginning of 2012 through the end of 2013.

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●
At T.O. Plastics, revenues decreased by $2.3 million due to the discontinuance of a packaging product for a major customer who took production of the product in-house, partially offset by increased sales volumes in certain horticultural and industrial product lines. Cost of goods sold decreased $3.1 million due to a reduction in raw material costs and reduced conversion costs related to productivity improvements. The decreased costs more than offset the revenue reduction and a $0.3 million increase in other expenses, resulting in a $0.2 million increase in net income at T.O. Plastics.

Plastics
Plastics revenues and net income were $165.0 million and $13.8 million, respectively, compared with revenues of $150.5 million and net income of $14.1 million for 2012. The increase in revenues is the result of a 12.0% increase in pounds of polyvinyl chloride (PVC) pipe sold, partially offset by a 2.2% decrease in the price per pound of pipe sold. Sales volume increased as construction and housing markets continued to improve in the South Central and Southwest regions of the United States and construction activity increased in the North Central United States in the second half of 2013. Cost of goods sold increased by $16.4 million, mostly due to the increase in pounds of pipe sold, but also due to a 2.2% increase in the cost per pound of pipe sold related to higher PVC resin costs driven by high global demand and an increase in the cost of ethylene, a key ingredient in the production of PVC resin. A $2.0 million decrease in operating income in the Plastics segment was mostly offset by a $1.5 million reduction in interest costs due to lower borrowings outstanding between the years.

Construction
Construction segment revenues were $149.9 million and net income was $1.3 million in 2013 compared with revenues of $149.1 million and a net loss of $7.7 million for 2012.

●
Foley Company revenues increased $16.5 million and net earnings improved $10.4 million as a result of recognizing more revenue in 2013 on several large projects initiated in 2012 and the absence, in 2013, of cost overruns and losses incurred on certain major projects during 2012. Cost of goods sold at Foley decreased $0.6 million despite the large increase in Foley’s revenues as a result of a reduction in cost overruns on major projects nearing completion during the periods, mostly offset by an increase in costs related to the increased volume of work completed in 2013 on several large projects that were initiated in 2012. Substantially all of the projects with major cost overruns were completed or in the final stages of completion as of December 31, 2012. Foley had net income of $0.5 million in 2013 compared with a net loss of $10.0 million in 2012.

●
Aevenia's revenues and net income decreased $15.7 million and $1.4 million, respectively, as a result of a decrease in construction activity due to a strategic reduction in the volume of telecommunications jobs pursued in 2013 and a harsher winter and colder and wetter spring that delayed the start of many construction projects in 2013 relative to the early start to construction that was facilitated by extremely mild weather in the first six months of 2012. Aevenia’s 2012 results also included revenues of $5.4 million and net income of $0.2 million from Moorhead Electric, Inc., an Aevenia subsidiary that was sold in October 2012.

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Corporate

Corporate net-of-tax costs decreased $1.8 million between the years due to:

●	a $1.7 million net-of-tax decrease in premiums paid for the early retirement of debt,

●
a $1.8 million net-of-tax increase in costs being allocated or directly charged to the Electric segment in 2013 due, in part, to changes in allocation factors resulting from the corporation’s recent divestitures,

●	a $0.5 million net-of-tax reduction in insurance, contracted services and amortization costs, and

●	a $0.5 million net-of-tax decrease in interest expense due to a reduction in borrowings under the Otter Tail Corporation line of credit,

offset by:

●
a $1.4 million net-of-tax increase in incentive and performance award accruals related to our improved operating results and the strong performance of our common stock price as measured against the stock performances of our peer group of companies in the Edison Electric Institute Index,

●	a $0.3 million net-of-tax increase in labor costs mainly related to staffing additions to support the manufacturing and infrastructure platform, and

●	a $1.0 million decrease in income tax benefits due to a reduction in composite federal and state tax rates between the years.

Discontinued Operations

The financial position, results of operations and cash flows of the corporation’s former waterfront equipment, wind tower manufacturing, health services, trucking and potato processing businesses are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report. Following are summary presentations of the results of discontinued operations for the years ended December 31, 2013 and 2012:

	For the Year Ended December 31,
(in thousands)	2013	2012
Operating Revenues	$ 2,016	$ 233,059
Operating Expenses	2,005	233,528
Asset Impairment Charge	--	53,320
Other Income	479	272
Interest Expense	--	175
Income Tax Expense (Benefit)	9	(14,982)
Income (Loss) from Operations	481	(38,710)
Gain (Loss) on Disposition Before Taxes	216	(5,216)
Income Tax Expense on Disposition	6	315
Net Gain (Loss) on Disposition	210	(5,531)
Net Income (Loss)	$ 691	$ (44,241)

Realigning the corporation’s portfolio of businesses and refocusing its capital investment are important to reducing its risk profile, as well as better supporting its credit metrics, which enhances its ability to support the dividend and capitalize on available growth opportunities. The corporation may continue to pursue other opportunities for strategic realignment.

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Fourth Quarter 2013 Consolidated Results
Operating revenues were $233.2 million compared with $212.6 million for the same quarter a year ago. Operating income was $28.7 million compared with $24.2 million for the fourth quarter of 2012.

Net income from continuing operations was $12.6 million compared with $17.1 million in the fourth quarter of 2012. Diluted earnings per share from continuing operations were $0.35 compared with $0.47 for the fourth quarter of 2012. Fourth quarter 2013 net income from continuing operations includes increases in net income from the corporation’s Electric, Construction and Manufacturing segments of $2.0 million, $1.0 million and $0.3 million, respectively, offset by a $0.9 million reduction in fourth quarter net income from the Plastics segment. Corporate segment net income decreased $7.0 million, mainly as a result of the $6.2 million net-of-tax loss on the early retirement of $47.7 million of the corporation’s 9.000% Notes due December 15, 2016.

Fourth quarter 2013 Electric segment net income exceeded the corporation’s expectations by approximately $0.7 million as a result of higher-than-expected December retail kwh sales driven by extremely cold weather during the month when heating degree days were 29.5% above the norm for December. Fourth quarter net income from the Plastics segment was also better than expected as PVC pipe sales remained strong through the end of the year partially mitigating anticipated reductions in gross margins on PVC pipe sales.

Net income was $12.7 million compared with $3.0 million in the fourth quarter of 2012. Fourth quarter 2012 net income included net losses from discontinued operations of $14.1 million ($0.39 per diluted share). Diluted earnings per share were $0.35 compared with $0.08 for the fourth quarter of 2012.

2014 Business Outlook
The corporation anticipates 2014 diluted earnings per share to be in the range of $1.55 to $1.75. This guidance reflects the current mix of businesses owned by the corporation. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results. The corporation expects capital expenditures for 2014 to be $195 million compared with $164 million in 2013. Major projects contributing to the increase in planned expenditures are the new air quality control system (AQCS) under construction at Big Stone Plant and investments in several transmission projects for the Electric segment, including CapX2020 and MISO-designated MVPs that are expected to positively impact the corporation’s earnings and provide an immediate return on capital.

Segment components of the corporation’s 2014 earnings per share guidance range are as follows:

	2013 EPS by Segment	2014 EPS Guidance
		Low	High
Electric	$1.05	$1.19	$1.23
Manufacturing	$0.32	$0.29	$0.33
Plastics	$0.38	$0.25	$0.29
Construction	$0.04	$0.07	$0.11
Corporate	($0.25)	($0.25)	($0.21)
Subtotal – Continuing Operations	$1.54	$1.55	$1.75
Corporate – Loss on Debt Extinguishment	($0.17)
Total – Continuing Operations	$1.37	$1.55	$1.75

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Contributing to the corporation’s earnings guidance for 2014 are the following items:

●	The corporation expects net income to increase significantly in its Electric segment in 2014 compared with 2013 based on the following items:

m	Rider recovery increases, including environmental riders in Minnesota and North Dakota related to the Big Stone AQCS environmental upgrades while under construction, and

m	A decrease in pension costs of approximately $2.0 million as a result of an increase in the discount rate from 4.5% to 5.3%, offset by

m
An increase in interest costs as a result of $150 million of fixed rate long term debt being put in place in the first quarter of 2014 to finance the Big Stone Plant AQCS and transmission projects, and

m	An increase in operating and maintenance costs primarily for increased labor and a planned outage for maintenance at Hoot Lake Plant.

●	The corporation expects net income from its Manufacturing segment to be flat between the years due to the following factors:

m
An increase at BTD due to increased order volume as a result of expanded relationships with customers in recreational vehicle, lawn and garden, industrial and commercial end markets BTD serves, offset by

m	A decrease in earnings from T.O. Plastics due to a reduction in sales of a product the customer will be producing on its own in 2014.

m	Backlog for the manufacturing companies of approximately $136 million for 2014 compared with $124 million one year ago.

●
The corporation expects net income in its Plastics segment to return to more normal levels in 2014 compared with 2013. The Plastics segment experienced its fourth best earnings year in its history in 2013 due to increased sales volumes in construction and housing markets in the South Central and Southwest regions of the United States and high levels of construction activity in the North Central United States. Gross margins are expected to return to more normal levels in 2014 compared with 2013.  Secondarily, sales volumes and sales prices are currently expected to be slightly lower in 2014 compared to 2013.

●
The Corporation expects higher net income from its Construction segment in 2014 as a result of improved cost control processes in construction management and more selective bidding on projects with the potential for higher margins. Backlog in place for the construction businesses is $77 million for 2014 compared with $151 million one year ago.

●
Corporate costs are expected to be down in 2014 due to lower interest costs as a result of retiring $47.7 million of 9% long term debt in the fourth quarter of 2013, offset by general inflation increases in labor, benefits and other general and administrative costs.

The corporation reviews its portfolio of companies annually to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment.

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The following table shows our 2013 capital expenditures and 2014 through 2018 anticipated capital expenditures and electric utility average rate base:

(in millions)	2013	2014	2015	2016	2017	2018
Capital Expenditures:
Electric Segment:
Transmission		$53	$46	$97	$52	$56
Environmental		82	61	--	--	--
Other		37	38	44	45	46
Total Electric Segment	$149	$172	$145	$141	$97	$102
Manufacturing and Infrastructure Segments	15	23	19	26	20	24
Total Capital Expenditures	$164	$195	$164	$167	$117	$126
Total Electric Utility Average Rate Base		$885	$991	$1,062	$1,120	$1,152

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2014 through 2018 timeframe.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on February 11, 2014, at 10:00 a.m. CT to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2014 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

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●
The corporation made $20.0 million in discretionary contributions to its defined benefit pension plan in January 2014. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley in 2003. Foley net earnings improved $10.4 million between 2012 and 2013. If future expected operating profits do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley may indicate its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived intangible assets associated with Foley along with a corresponding charge against earnings.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

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●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing and infrastructure businesses consisting of its Manufacturing, Plastics and Construction segments. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2013 and 2012 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

# # #

12

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2013	2012	2013	2012
Operating Revenues by Segment
Electric	$103,385	$93,235	$373,540	$350,765
Manufacturing	52,715	49,874	204,997	208,965
Plastics	36,137	31,935	164,957	150,517
Construction	40,982	37,610	149,910	149,092
Corporate Revenue and Intersegment Eliminations	(17)	(22)	(91)	(100)
Total Operating Revenues	233,202	212,632	893,313	859,239
Operating Expenses
Fuel and Purchased Power	34,338	32,343	123,254	115,468
Nonelectric Cost of Goods Sold (depreciation included below)	105,213	95,264	416,687	417,138
Electric Operating and Maintenance Expense	36,740	32,532	144,706	131,789
Nonelectric Operating and Maintenance Expense	13,119	13,316	51,930	52,621
Asset Impairment Charge	--	--	--	432
Depreciation and Amortization	15,091	15,024	59,885	59,764
Total Operating Expenses	204,501	188,479	796,462	777,212
Operating Income (Loss) by Segment
Electric	21,272	17,660	62,455	61,025
Manufacturing	5,259	5,296	20,748	21,087
Plastics	4,563	6,003	23,994	25,953
Construction	1,062	(1,018)	2,616	(12,274)
Corporate	(3,455)	(3,788)	(12,962)	(13,764)
Total Operating Income	28,701	24,153	96,851	82,027
Interest Charges	6,547	6,935	26,978	31,905
Loss on Early Retirement of Debt	10,252	--	10,252	13,106
Other Income	1,138	1,806	4,096	4,085
Income Tax Expense – Continuing Operations	430	1,933	13,543	2,133
Net Income (Loss) by Segment – Continuing Operations
Electric	13,935	11,928	38,236	38,341
Manufacturing	3,124	2,796	11,457	10,676
Plastics	2,594	3,484	13,809	14,113
Construction	594	(437)	1,310	(7,689)
Corporate	(7,637)	(680)	(14,638)	(16,473)
Net Income from Continuing Operations	12,610	17,091	50,174	38,968
Discontinued Operations
Income (Loss) - net of Income Tax Expense
of $44, $2,800, $9 and $6,231 for the respective periods	53	(7,489)	481	(6,603)
Impairment Loss - net of Income Tax (Benefit) of $0,
($3,099), $0 and ($21,213) for the respective periods	--	(4,648)	--	(32,107)
(Loss) Gain on Disposition - net of Income Tax Expense
of $0, $484, $6 and $315 for the respective periods	--	(1,987)	210	(5,531)
Net Income (Loss) from Discontinued Operations	53	(14,124)	691	(44,241)
Total Net Income (Loss)	12,663	2,967	50,865	(5,273)
Preferred Dividend Requirement and Other Adjustments	--	185	513	736
Balance for Common	$12,663	$2,782	$50,352	$(6,009)
Average Number of Common Shares Outstanding:
Basic	36,180,465	36,062,110	36,151,364	36,047,984
Diluted	36,384,203	36,256,350	36,354,947	36,242,224

Basic Earnings (Loss) Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.35	$0.47	$1.37	$1.06
Discontinued Operations	--	(0.39)	0.02	(1.23)
	$0.35	$0.08	$1.39	$(0.17)
Diluted Earnings (Loss) Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.35	$0.47	$1.37	$1.05
Discontinued Operations	--	(0.39)	0.02	(1.22)
	$0.35	$0.08	$1.39	$(0.17)

13

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands

	December 31,	December 31,
	2013	2012

Current Assets
Cash and Cash Equivalents	$1,150	$52,362
Accounts Receivable:
Trade—Net	83,572	91,170
Other	9,790	7,684
Inventories	72,681	69,336
Deferred Income Taxes	14,421	30,964
Unbilled Revenue	18,157	15,701
Costs and Estimated Earnings in Excess of Billings	4,063	3,663
Regulatory Assets	17,940	25,499
Other	7,747	8,161
Assets of Discontinued Operations	38	19,092
Total Current Assets	229,559	323,632

Investments	9,362	9,471
Other Assets	28,834	26,222
Goodwill	38,971	38,971
Other Intangibles—Net	13,328	14,305

Deferred Debits
Unamortized Debt Expense	4,188	5,529
Regulatory Assets	83,730	134,755
Total Deferred Debits	87,918	140,284

Plant
Electric Plant in Service	1,460,884	1,423,303
Nonelectric Operations	194,872	186,094
Construction Work in Progress	187,461	77,890
Total Gross Plant	1,843,217	1,687,287
Less Accumulated Depreciation and Amortization	676,201	637,835
Net Plant	1,167,016	1,049,452
Total	$1,574,988	$1,602,337

14

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands

	December 31,	December 31,
	2013	2012

Current Liabilities
Short-Term Debt	$51,195	$--
Current Maturities of Long-Term Debt	188	176
Accounts Payable	113,457	88,406
Accrued Salaries and Wages	19,903	20,571
Billings In Excess Of Costs and Estimated Earnings	13,707	16,204
Accrued Taxes	12,491	12,047
Derivative Liabilities	11,782	18,234
Other Accrued Liabilities	6,532	6,334
Liabilities of Discontinued Operations	3,637	11,156
Total Current Liabilities	232,892	173,128

Pensions Benefit Liability	69,743	116,541
Other Postretirement Benefits Liability	45,221	58,883
Other Noncurrent Liabilities	25,209	22,244

Deferred Credits
Deferred Income Taxes	174,572	171,787
Deferred Tax Credits	28,288	31,299
Regulatory Liabilities	73,926	68,835
Other	718	466
Total Deferred Credits	277,504	272,387

Capitalization
Long-Term Debt, Net of Current Maturities	389,589	421,680

Cumulative Preferred Shares	--	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	181,358	180,842
Premium on Common Shares	255,759	253,296
Retained Earnings	99,441	92,221
Accumulated Other Comprehensive Loss	(1,728)	(4,385)
Total Common Equity	534,830	521,974
Total Capitalization	924,419	959,154
Total	$1,574,988	$1,602,337

15

Otter Tail Corporation
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
In thousands	2013	2012
Cash Flows from Operating Activities
Net Income (Loss)	$50,865	$(5,273)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Net (Gain) Loss from Sale of Discontinued Operations	(210)	5,531
Net (Income) Loss from Discontinued Operations	(481)	38,710
Depreciation and Amortization	59,885	59,764
Asset Impairment Charge	--	432
Premium Paid for Early Retirement of Long-Term Debt	9,889	12,500
Deferred Tax Credits	(1,925)	(2,091)
Deferred Income Taxes	16,201	11,459
Change in Deferred Debits and Other Assets	56,720	(4,802)
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	(42,226)	32,718
Allowance for Equity (Other) Funds Used During Construction	(1,823)	(1,168)
Change in Derivatives Net of Regulatory Deferral	8	718
Stock Compensation Expense – Equity Awards	1,456	1,311
Other—Net	641	4,500
Cash Provided by (Used for) Current Assets and Current Liabilities:
Change in Receivables	8,335	2,430
Change in Inventories	(3,345)	(687)
Change in Other Current Assets	(4,216)	7,019
Change in Payables and Other Current Liabilities	11,321	30,056
Change in Interest Payable and Income Taxes Receivable/Payable	(513)	(14,141)
Net Cash Provided by Continuing Operations	150,582	168,986
Net Cash (Used in) Provided by Discontinued Operations	(2,502)	64,561
Net Cash Provided by Operating Activities	148,080	233,547
Cash Flows from Investing Activities
Capital Expenditures	(164,463)	(115,762)
Proceeds from Disposal of Noncurrent Assets	3,764	4,889
Net Increase in Other Investments	(1,845)	(1,037)
Net Cash Used in Investing Activities - Continuing Operations	(162,544)	(111,910)
Net Proceeds from Sale of Discontinued Operations	12,842	42,229
Net Cash Provided by (Used in) Investing Activities - Discontinued Operations	505	(13,896)
Net Cash Used in Investing Activities	(149,197)	(83,577)
Cash Flows from Financing Activities
Net Short-Term Borrowings	51,195	--
Proceeds from Issuance of Common Stock	1,522	--
Common Stock Issuance Expenses	(3)	(370)
Payments for Retirement of Capital Stock	(15,723)	(111)
Proceeds from Issuance of Long-Term Debt	40,900	--
Short-Term and Long-Term Debt Issuance Expenses	(522)	(897)
Payments for Retirement of Long-Term Debt	(72,981)	(50,224)
Premium Paid for Early Retirement of Long-Term Debt	(9,889)	(12,500)
Dividends Paid and Other Distributions	(43,818)	(43,976)
Net Cash Used in Financing Activities - Continuing Operations	(49,319)	(108,078)
Net Cash Used in Financing Activities - Discontinued Operations	--	(4,278)
Net Cash Used in Financing Activities	(49,319)	(112,356)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(776)	(1,246)
Net Change in Cash and Cash Equivalents	(51,212)	36,368
Cash and Cash Equivalents at Beginning of Period	52,362	15,994
Cash and Cash Equivalents at End of Period	$1,150	$52,362

16